================================================================================

                     INFORMATION REQUIRED IN PROXY STATEMENT

                             ----------------------

                            SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
    1934

             Filed by the Registrant X
             Filed by a Party other than the Registrant --

             Check the appropriate box:
              --  Preliminary Proxy Statement    -- Confidential, For Use of the
                                                    Commission Only(aspermitted
                                                    by Rule 14a-6(e)(2))
               X  Definitive Proxy Statement
              --  Definitive Additional Materials
              --  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                NEORX CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
  X  No fee required.
 --  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


                            CALCULATION OF FILING FEE
====================================================================================================================================
    TITLE OF EACH CLASS OF   AGGREGATE NUMBER OF       PER UNIT PRICE OR OTHER UNDERLYING VALUE OF   PROPOSED MAXIMUM
    SECURITIES TO WHICH        SECURITIES TO WHICH     TRANSACTION COMPUTED PURSUANT TO EXCHANGE     AGGREGATE VALUE OF   TOTAL FEE
    TRANSACTION APPLIES        TRANSACTION APPLIES                   ACT RULE 0-11                      TRANSACTION          PAID
====================================================================================================================================

====================================================================================================================================


--   Fee paid previously with preliminary materials:
--   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       Amount previously paid:
                              ------------------------
       Form, Schedule or
       Registration Statement no.:
                                  --------------------
       Filing Party:

       Date Filed:
                  ------------------------------------

================================================================================

                                NEORX CORPORATION



                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS



TO THE SHAREHOLDERS:

         The 2000 Annual Meeting of Shareholders of NeoRx Corporation will be held at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119, on Thursday, May 25, 2000, at 9:00 a.m., for the following purposes:

         1.       To elect six members to the Company's Board of Directors, and

         2. To consider and approve an increase in the number of shares issuable under the Company's Restated 1994 Stock Option Plan from 4,000,000 to 4,500,000, and

         3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

         Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting. To constitute a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding shares of a common stock must be present in person or be represented by proxy. To ensure representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

         The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting is the close of business on March 17, 2000.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           RICHARD L. ANDERSON
                                           President and Chief Operating
                                           Officer, Secretary

April 12, 2000
Seattle, Washington


         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                NEORX CORPORATION
                                 PROXY STATEMENT

GENERAL

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of NeoRx Corporation of proxies in the accompanying form for use at the annual meeting of shareholders to be held on Thursday, May 25, 2000, and any adjournment or postponement thereof. The annual meeting will be held at 9:00 a.m. at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119.

         Our principal office is located at 410 West Harrison Street, Seattle, Washington 98119. The approximate date of mailing this proxy statement and the accompanying proxy card is April 12, 2000.

VOTING SECURITIES

         Only shares of our common stock outstanding at the close of business on March 17, 2000, the record date for determining shareholders, are entitled to receive notice of and to vote at the annual meeting. At the record date, there were 21,787,633 shares of common stock outstanding. The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the annual meeting. Each holder of common stock is generally entitled to one vote per share held on the Record Date on each item to be voted on at the annual meeting. In voting for the election of Directors, however, each shareholder has the right to cumulate his or her votes and cast as many votes as are equal to the number of Directors to be elected multiplied by the number of such shareholder's shares. These votes may be cast for one candidate or distributed among as many candidates as the shareholder desires. If a shareholder wishes to cumulate his or her votes, he or she should multiply his or her shares by the number of Directors to be elected (deriving a cumulative total) and then write the number of votes for each Director next to each Director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for Directors, he or she should indicate the vote for or against each nominee, as provided on the proxy card. On all other matters, each share of common stock entitles its holder to one vote on each matter to be acted upon at the annual meeting.

         Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the annual meeting: (a) the six nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected Directors; and (b) Proposal 2 listed in the accompanying Notice of 2000 Annual Meeting of Shareholders will be approved if the number of votes cast in favor of the proposal exceeds the number cast against it. Abstention from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. Abstention from voting will have no effect on the approval of Proposal 2 since an abstention will not represent votes cast at the annual meeting for the purposes of approval of such proposal. There can be no broker nonvotes on the election of Directors or approval of Proposal 2 since brokers who hold shares for their clients have discretionary authority to vote such shares with respect to these matters.

         The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but may properly be presented for action at the annual meeting.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REVOCATION

         Any shareholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the annual meeting. Any shares represented by an unrevoked proxy will be voted unless the shareholder attends the annual meeting and votes in person. A shareholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Corporate Secretary at or before the annual meeting.

EXPENSES OF SOLICITATION

         NeoRx has retained Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to help solicit proxies. NeoRx will pay the cost of their services, which is estimated at approximately $8,000.00 plus expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, NeoRx may reimburse brokerage firms and other persons who represent beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. Certain of NeoRx's directors, officers and regular employees, may also solicit proxies, personally or by telephone or facsimile, without additional compensation.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

NOMINEES FOR DIRECTOR

         Six Directors are to be elected by the holders of common stock at the annual meeting. These Directors will serve one-year terms that will expire at the 2001 annual meeting of shareholders, or until their successors have been elected and qualified. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following nominees:

         PAUL G. ABRAMS, M.D., J.D., age 52, is a co-founder of the Company and has been a Director since January 1985. He has been the Company's Chief Executive Officer since May 1990 and was Vice President, Medical Affairs from January 1985 to April 1990. Dr. Abrams holds J.D., M.D. and B.A. degrees from Yale University. He is a board-certified internist and medical oncologist, and is an Affiliate Associate Professor in the Department of Radiology at the University of Washington.

     JACK L. BOWMAN, age 67, has been a Director since January 1994. Mr. Bowman was Company Group Chairman of Johnson & Johnson, a multinational pharmaceutical company, from 1987 until his retirement in 1993. Mr. Bowman is a director of Cell Therapeutics, Inc., CytRx, Inc., Celgene Corp., Targeted Genetics Corporation, Osiris Therapeutics, Inc., and Cellegy Pharmaceuticals, Inc., each of which is a biotechnology company. He holds a B.Ed. degree from Western Washington University.

         FREDERICK B. CRAVES, Ph.D., age 54, has been the Company's Chairman of the Board of Directors since July 1993. In June 1997, Dr. Craves founded Bay City Capital Management LLC, a merchant bank providing advisory services and investing in life science companies, and has served as chairman and managing director since that company's inception. In November 1996, Dr. Craves founded The Craves Group LLC, and in January 1994, he co-founded Burrill & Craves. Both of these entities are investment companies. Dr. Craves is Chairman of the Board and Acting Chief Executive Officer of Epoch Pharmaceuticals, and is a director of Incyte Pharmaceuticals, Inc., both biotechnology companies. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center.

         E. ROLLAND DICKSON, M.D., age 66, has been a Director since May 1998. Dr. Dickson has been the Mary Lowell Leary Professor of Medicine at Mayo Medical School and Director of Development at the Mayo Foundation for Medical Education and Research since 1993. In 1999, Dr. Dickson was appointed to the Board of Trustees of the Mayo Foundation. Dr. Dickson received his M.D. degree from Ohio State University.

     CARL S. GOLDFISCHER, M.D., age 41. has been a Director since March 2000. Dr. Goldfischer has been the Vice President, Finance and Chief Financial Officer of ImClone Systems, Inc., since May 1996. From June 1994 until May 1996, Dr. Goldfischer served as a healthcare analyst with Reliance Insurance Company. Dr. Goldfischer is a director of

Immulogic Pharmaceutical Corporation. Dr. Goldfischer received a doctorate of medicine from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

         ALAN A. STEIGROD, age 62, has been a Director since May 1998. Mr. Steigrod has been Managing Director of Newport HealthCare Ventures, which provides consulting to the biopharmaceutical industry, since 1996. From March 1993 to November 1995, he served as President and Chief Executive Officer of Cortex Pharmaceuticals, Inc., a development stage neuroscience company. Mr. Steigrod is a director of Cellegy Pharmaceuticals, Inc., and Sepracor, Inc., both biotechnology companies.

         It is intended that votes will be cast pursuant to the enclosed proxy card for the election as Directors of the foregoing nominees. Executing the proxy card will give the proxies the authority to vote the shares in the election of Directors as the proxies shall determine. If any nominee shall not be a candidate for election as a Director at the annual meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known that would render any nominee named above unavailable.

         Pursuant to the Company's Bylaws, shareholders seeking to nominate other candidates for election to the Board of Directors at the annual meeting must give written notice to the Company's Corporate Secretary not less than 60 days nor more than 90 days before the annual meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the annual meeting or the date public disclosure of the annual meeting was made. The Company's Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. As of the date of this Proxy Statement, the Company has not received any Director nominations by shareholders.

         The Board of Directors met seven times during the year ended December 31, 1999. Each Board member attended at least 75% of the aggregate number of the meetings of the Board and the committees on which he served.

BOARD OF DIRECTORS RECOMMENDATION

         The Board of Directors recommends a vote for each of the nominees.

COMMITTEES OF THE BOARD

     The Board of Directors has two committees: an Audit Committee and a Compensation Committee.

         The Audit Committee is comprised of Drs. Dickson and Craves. The Audit Committee reviews the preparation and audit of the Company's accounts, considers the engagement of independent public accountants for the ensuing year and the terms of such engagement, reviews the scope of the audit proposed by such accountants, and receives and reviews the audit reports. The Audit Committee met three times during the year ended December 31, 1999.

     The Compensation Committee is comprised of Messrs. Steigrod and Bowman. The Compensation Committee recommends to the Board of Directors the salary and certain terms of employment of the Company's officers and administers the Company's Restated 1994 Stock Option Plan and the grants of options thereunder. The Compensation Committee met five times during the year ended December 31, 1999.

COMPENSATION OF DIRECTORS

         The Company pays Directors who are not employees of the Company a semi-annual fee of $4,000 for service on the Board of Directors, together with a fee of $1,500 for each Board meeting. Dr. Craves, however, does not receive payments as a Director because he serves as the Chairman and Managing Director of Bay City Capital, which has contracted to provide consulting services to the Company. Non-employee Directors also receive stock option grants under the Company's 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") or the Restated 1994 Stock Option Plan. Each new non-employee Director, upon election or appointment to the Board of Directors, receives an initial option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual option grant to purchase 10,000 shares of common stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of common stock on the grant date, provided that a non-employee Director who has received the initial option grant for 20,000 shares of common stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. The options granted as of each annual meeting of shareholders become exercisable in two equal installments over the next two years.

         On May 14, 1999, each non-employee Director received an option for 10,000 shares following his election to the Board of Directors. In addition to the automatic grant, the non-employee Directors were granted options under the Restated 1994 Stock Option Plan for their services during the past three years in the following amounts: Dr. Fred B. Craves - 30,000 shares; Jack L. Bowman - 40,000 shares; Dr. E. Rolland Dickson - 10,000 shares; and Alan A. Steigrod - 10,000 shares. These options become exercisable in one year.

         On February 21, 1997, the Board of Directors granted to Dr. Fred B. Craves an option to purchase 60,000 shares of common stock under the Restated 1994 Stock Option Plan for his services as Chairman of the Board of Directors. In addition, Dr. Craves serves as the Chairman and Managing Director of Bay City Capital, which has contracted to provide consulting services to the Company. (See "Certain Relationships and Related Transactions.")

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership, as of February 24, 2000, of the common stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding common stock, (b) each Director and nominee for Director, (c) each of the executive officers included in the Summary Compensation Table, and (d) all executive officers and Directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.


                                                                                SHARES             PERCENTAGE
                                                                             BENEFICIALLY          OF COMMON
         NAME                                                                   OWNED                STOCK
         ----                                                                --------------    --------------
Bay City Capital Management LLC .....................................         2,365,200              11.05%
     750 Battery Street, Suite 600
     San Francisco, California 94111

Washington Mutual Advisor Fund ......................................         1,194,700               5.58%
     Suite 1400, 1201 Third Avenue
     Seattle, Washington 98101.

Paul G. Abrams (1) ..................................................           656,470               3.00%

Richard L. Anderson (2) .............................................           245,000               1.13%

Karen Auditore-Hargreaves (3) .......................................                 0               *

Jack L. Bowman (4)...................................................            41,500               *

Becky J. Bottino (5).................................................           137,444               *

Robert F. Caspari (6) ...............................................                 0               *

Fred B. Craves (7) ..................................................         2,585,200              11.96%

E. Rolland Dickson (8) ..............................................            18,000               *

Carl S. Goldfischer .................................................                 0               *

Robert W. Schroff  (9) ..............................................            19,711               *

Alan A. Steigrod (10) ...............................................            12,000               *

All executive officers and Directors as a group (11 persons) (11)....         3,715,325              16.48%


-----------------
 *     Less than 1%.
(1)  Includes 505,110 shares subject to options exercisable within 60 days.
(2)  Includes 215,000 shares subject to options exercisable within 60 days.
(3)  Includes 0 shares subject to options exercisable within 60 days.
(4)  Includes 40,000 shares subject to options exercisable within 60 days.
(5)  Includes 135,439 shares subject to options exercisable within 60 days.
(6)  Includes 0 shares subject to options exercisable within 60 days.

(7) Represents 220,000 shares subject to options exercisable within 60 days, and 2,365,200 shares held by Bay City Capital Management Fund I, LP, 750 Battery St, Suite 600, San Francisco, CA 94111. Mr. Craves is the Chairman and Managing Director of "Bay City" and disclaims beneficial ownership of these shares held by Bay City.
(8)  Includes 10,000 shares subject to options exercisable within 60 days.
(9)  Includes 10,000 shares subject to options exercisable within 60 days.
(10) Includes 10,000 shares subject to options exercisable within 60 days.
(11) Includes 1,145,549 shares subject to options exercisable within 60 days.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table sets forth all compensation for services rendered in each of the last three years to the Company's Chief Executive Officer and the other five most highly compensated officers in 1999 (the "named executive officers").


                                            Annual Compensation         Long-Term Compensation
                                                                                Awards

                                        ----------------------------------------------------------
                                                        Bonus and      Restricted    Securities      All Other
                                                       Achievement     Stock         Underlying     Compensation
     Name and                 Year       Salary ($)     Award ($)      Awards ($)    Options (#)      ($) (2)
Principal Position                                         (1)
-------------------------------------------------------------------------------------------------------------------
Paul G. Abrams                1999        $286,486       $41,544           --          133,000          $852

Chief Executive Officer       1998        286,653           --             --            --            1,200

                              1997        274,149        $69,000           --            --             696

Dick L. Anderson              1999        226,000         33,592           --            --            2,196

President and Chief           1998        209,000         13,560           --          150,000         1,800
Operating Officer
                              1997        184,141         64,663           --          242,500         1,500

Karen Auditore-Hargreaves     1999        120,369         26,825           --          100,000          325

Vice President, Research      1998           --             --             --            --              --
and Development
                              1997           --             --             --            --              --

Becky J. Bottino              1999        151,133         23,345           --            --             747

Vice President, Operations    1998        143,798         9,059            --            --             947

                              1997        123,152         35,000           --            --             492

Robert F. Caspari             1999        153,462         34,800           --          150,000          468

Vice President, Medical       1998           --             --             --            --              --
and Regulatory Affairs
                              1997           --             --             --            --              --

Robert W. Schroff (3)         1999        179,799           --             --            --             525

Vice President and General    1998        177,659         10,863           --            --             367
Manager, Cardiovascular
Products                      1997        169,718         77,345           --          30,000          1,152


----------------

(1)  Includes accrued bonus and achievement awards.
(2)  Consists of premiums paid under group term life insurance policies.
(3) Robert W. Schroff resigned as Vice President and General Manager, Cardiovascular Products on January 3, 2000.

STOCK OPTIONS

         The following table provides details regarding stock options granted to the named executive officers in 1999. In addition, in accordance with Securities and Exchange Commission (the "SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over their 10-year term.



                             OPTIONS GRANTED IN 1999

                                                                                 Potential Realizable Value At
                                                                                 Assumed Annual Rates of Stock
                               Individual Grants                                 Price Appreciation for Option
                                                                                              Term
-------------------------------------------------------------------------------  ------------------------------
                        Number of      Percent of
                       Securities     All Options
                       Underlying     Granted to      Exercise
                        Options      Employees in      Price        Expiration
       Name           Granted (#)(1)      1999       Per Share ($)    Date        5% ($)(2)        10% ($)(2)
------------------   --------------  ------------   -------------  -------------  ------------   --------------
Paul G. Abrams         133,000            26.3          1.69       07/07/2009      $141,148         $357,696

Richard L. Anderson       --              --           --              --                --               --

Auditore-Hargreaves     100,000           19.8          1.38       05/13/2009       $86,473         $219,140

Becky Bottino             --              --           --              --                --               --

Robert F. Caspari       150,000           29.7          1.38       05/13/2009      $129,710         $328,709

Robert W. Schroff         --              --           --              --                --               --


------------------

(1) The options granted to Drs. Auditore-Hargreaves and Caspari will be exercisable in four equal annual installments beginning on the first anniversary date of the option and expire ten years from the date of grant. The options granted to Dr. Abrams will become exercisable in six years or earlier in part if certain corporate goals are achieved and expire ten years from the date of grant. All options were granted with an exercise price equal to the fair market value of the common stock on the date of the grant based on the closing price of the common stock as quoted on the Nasdaq National Market. The options are also subject to accelerated vesting upon the occurrence of certain events. See "Employment and Change of Control Agreements and Severance Agreement."

(2) The amounts result from the assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation.

OPTION EXERCISES IN 1999 AND YEAR-END VALUE TABLE

         The following table sets forth information on option exercises in the year ended December 31, 1999 by the named executive officers and the value of such officers' unexercised options at the end of 1999.


                       AGGREGATED OPTION EXERCISES IN 1999
                           AND YEAR-END OPTION VALUES

                                                            Number of Securities
                                                           Underlying Unexercised        Value of Unexercised
                                                                 Options at             In-The-Money Options at
                                                              December 31, 1999 (#)      December 31, 1999 ($)(1)
                             Shares                        -------------------------  ----------------------------
                            Acquired on      Value
           Name             Exercise(#)   Realized($)   Exercisable   Unexercisable    Exercisable   Unexercisable
------------------------   ------------- ------------- ------------- --------------- -------------- ---------------
Paul G. Abrams                      --            --        493,625       316,750     $1,041,316      $768,359

Richard L. Anderson                 --            --        164,375       228,125        $417,898     $601,133

Auditore-Hargreaves                 --            --             --       100,000              --     $268,750

Becky Bottino                       --            --        129,501        53,750        $318,896     $132,359

Robert F. Caspari                   --            --             --       150,000              --     $403,125

Robert W. Schroff                   --           ---        233,750        46,312        $349,347     $114,043


--------------

(1) The value of unexercised in-the-money options is calculated based on the market price per share on December 31, 1999, of $4.0625 as reported by the Nasdaq National Market, less the exercise price.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

STATEMENT OF COMPENSATION PHILOSOPHY

         The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, and considering management succession and related matters.

         The Company's executive compensation program primarily consists of three parts: base salary, annual bonus, and stock options. The Company's philosophy is to hire individuals who possess the requisite professional managerial skills, with demonstrated success in positions of comparable scope and responsibility in healthcare and other research and industrial settings, and who will help the Company achieve its mission of developing innovative pharmaceuticals to provide solutions for critical, unmet needs in cancer and cardiovascular diseases. The Company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

         The Company's goal for total compensation is to be competitive with other biotechnology enterprises. The program places significant emphasis on equity participation by granting stock options to align the interests of senior management with those of the Company's shareholders. The Company's cash compensation is designed to be competitive while also recognizing the need to conserve cash for product development.

         Compensation payments in excess of $1 million to each of the named executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the Chief Executive Officer or any other executive officer has never exceeded $1 million and the Compensation Committee does not expect cash compensation in 1999 to the Chief Executive Officer or any other executive officer to exceed $1 million. The Board of Directors intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

BASE SALARY

         The Company's philosophy is to maintain executive cash compensation at a competitive level sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through regular participation in industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The Company's cash compensation levels are designed to be approximately equal to cash compensation paid by other biotechnology enterprises. For the last several years, executive officer base salaries have only been adjusted to be consistent with the Company's overall compensation targets based on survey data.

         The survey data considered by the Compensation Committee in determining 1999 executive compensation include salary information provided by 140 biotechnology enterprises having between 51 and 149 employees (the "Comparison Group"), of which 104 are publicly traded companies. Approximately 54% of these publicly traded companies are included in the Nasdaq Pharmaceutical Stock Index referred to in the Stock Price Performance Graph that appears elsewhere in this proxy statement.

ANNUAL BONUS

         An annual bonus plan has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company participate in the program, and the Compensation Committee may elect to expand it to cover other employees. This incentive plan is designed to ensure that when such payments are added to a participant's base salary, the resultant compensation for above-average performance will approximate the average total cash compensation level of comparable companies.

         In 1999, executive officers were eligible to earn a bonus up to 25% of salary, upon attainment of specific Company performance goals set by the Board of Directors. These goals included forming strategic alliances, achieving product milestones, and increasing cash reserves. The Compensation Committee assigns relative weights to these goals in formulating the amount of the awards. In February 2000, the Compensation Committee determined that a portion of the 1999 goals were met. Based on the overall performance of the company, bonuses equaling 12.5% percent of their respective base salaries were paid to Dr. Abrams, Mr. Anderson, Ms. Bottino, Dr. Caspari, and Dr. Auditore-Hargreaves for 1999.

         In addition to the bonus plan, the Compensation Committee has the discretion to grant achievement awards of cash and/or stock options to individual executive officers. These achievement awards are intended to recognize an individual for outstanding contributions to the Company.

STOCK OPTIONS

         Stock options are viewed as a basic element of the total compensation program and emphasize long-term Company performance, measured by the creation of shareholder value. Options under the Company's existing stock option plan are granted to all employees. In determining the size of the grants, the Compensation Committee considers the amount and value of options currently held, but focuses primarily on the executive's past and likely continued contribution to the Company, as well as the executive's relative position within the Company. Although the Compensation Committee does not have a target ownership level for Common Stock holdings by executives and key employees, the Compensation Committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock.

         Stock options to executive officers are granted with exercise prices at least equal to the fair market value on the date of grant. The Company has generally awarded options to executives at the time of employment and promotion, and at discretionary intervals thereafter. The Compensation Committee seeks to keep its executive stock option compensation competitive with other biotechnology companies. Stock option exercisability is determined by the Compensation Committee. Options become exercisable in periods generally ranging from one to nine years after date of grant. In certain cases, exercisability may be accelerated based on achievement of corporate and individual objectives.

         In addition to granting stock options to the Company's current executive officers under the programs described above, the Company also granted 82,600 stock options to approximately 22 other employees under the Company's Restated 1994 Stock Option Plan. This broad-based program is designed to create an entrepreneurial spirit in the Company and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, is expected to improve the Company's long-term performance.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         In determining the base salary compensation of Dr. Abrams for 1999, the Compensation Committee considered the same factors that it considered when determining compensation for all employees and for the Company's other executive officers, including the Company's performance as a whole. Because of the Company's performance and the substantial decline in the market value of its common stock during 1998, the Compensation Committee and Dr. Abrams agreed that no salary increase was appropriate in 1999. Based on the Company's 1999 performance, Dr. Abrams received a bonus equivalent to 12.5% of salary. Dr Abrams' base salary compensation received in 1999 was $286,486, which placed him at about the average of chief executive officers in the Radford Associates Biotechnology Survey. During 1999, Dr. Abrams received stock options for an aggregate of 133,000 shares that will become exercisable in six years or earlier if certain corporate goals are achieved.

Submitted by the Compensation Committee of the Board of Directors


         Jack L. Bowman
         Alan Steigrod

STOCK PRICE PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stocks Index.

     Note: Stock price performance shown below for the Company is historical, and not necessarily indicative of future price performance.


           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG NEORX
                 CORPORATION, NASDAQ STOCK MARKET INDEX (US) AND
                      NASDAQ PHARMACEUTICAL STOCKS INDEX(1)

                                 [GRAPHIC]

-----------------------------------------------------------------------------------------------------
                                        1994       1995       1996       1997       1998       1999
-----------------------------------------------------------------------------------------------------

         NeoRx Corporation              $100       $131       $ 85       $115       $ 28       $ 83
-----------------------------------------------------------------------------------------------------
   Nasdaq Stock Market Index (US)       $100       $141       $174       $213       $300       $542
-----------------------------------------------------------------------------------------------------
    Nasdaq Pharmaceutical Index         $100       $183       $184       $190       $242       $452
-----------------------------------------------------------------------------------------------------



(1) Assumes $100 invested on December 31, 1994, in NeoRx Corporation Common Stock, the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index, an index of approximately 217 companies, whose common stock is quoted on the Nasdaq National Market. The Primary Standard Industrial Classification Code Number (SIC) of these companies is #283 - Pharmaceutical Companies. Total return performance for the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS AND SEVERANCE AGREEMENTS

         Each of the executive officers of the Company has an agreement that defines their terms of employment and change of control of the Company (as defined in the agreement). A change of control occurs through certain mergers, consolidations, certain purchases of a significant minority interest in the Company's common stock, liquidations, reorganizations, and sales of substantially all the assets of the Company. Upon a change of control of the Company, the executive officers may receive 12 months' salary and a proportional bonus, if earned. Also, the vesting of all options outstanding under the Company's 1984 Stock Option Plan and Restated 1994 Stock Option Plan will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction. Any unexercised options will terminate, except that, in the event of a merger in which the shareholders of the Company receive capital stock of another corporation, such unexercised options must be assumed or an equivalent option is substituted by the successor corporation. A qualifying termination under this agreement also is considered to occur when the executive officers' responsibilities or authority are materially reduced on more than a short-term basis. These agreements automatically renew biannually absent a notice of nonrenewal by either party.

         The Company also has severance agreements with each executive officer that provides that the executive officer would receive up to 12 months' salary if such executive officer is terminated "without cause" (as defined in each agreement). The severance agreements allow the Company to reduce payments to the former executive officers who undertake consulting or employment elsewhere. The agreements define severance without cause to include a material reduction in the executive officer's responsibility or authority. These agreements automatically renew bi-annually absent a notice of nonrenewal by either party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 7, 1993, Dr. Frederick B. Craves, the Company's Chairman of the Board of Directors, entered into a consulting agreement with the Company providing that Dr. Craves shall be retained as a general advisor and consultant to the Company's management on all matters pertaining to the Company's business. In exchange for such services, Dr. Craves is compensated $30,000 for each calendar quarter of services, plus reasonable travel and other expenses. On February 21, 1997, the Board of Directors granted to Dr. Craves an option to purchase 60,000 shares of the Company's Common Stock from the Restated 1994 Stock Option Plan for his services as Chairman of the Board of Directors. The option was granted at the then-current market price of the Common Stock and becomes exercisable in two equal installments beginning one year after the date of grant. If Dr. Craves is terminated "without cause" (as defined in the consulting agreement), he is entitled to a pro rata portion of the quarterly fee for services up to the date of termination, all expenses incurred up to such date, and a payment equal to three months of service.

         Dr. Craves is also chairman of Bay City Capital, Ltd., ("BCC") a merchant bank focused on the life sciences industry. Mr. Jack Bowman, a NeoRx Director, is on the business advisory board of BCC. In December 1998, the other NeoRx Directors unanimously approved retaining BCC to act as financial advisor to the Company and to help establish strategic alliances for several of its programs. Dr. Craves and Mr. Bowman removed themselves from discussion and the decision to hire BCC and the terms of their engagement was made by the remaining Directors. NeoRx paid BCC a $50,000 engagement fee, and BCC may earn a percentage of the value of any transaction in which it plays an active role.

         In November 1995, April 1996, and August 1999, the Company loaned Dr. Paul G. Abrams, the Company's President and Chief Executive Officer, a total of $190,000, bearing interest at the applicable federal rate. The balance of loans due from Dr. Abrams to the Company at December 31, 1999, is $82,338 and is due on demand. Dr. Abrams is repaying the loans in monthly payments.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during 1999 all filing requirements required by Section 16(a) applicable to Directors, executive officers and greater-than-10% shareholders were complied with by such persons.

         APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP examined the financial statements of the Company for the fiscal year ended December 31, 1999. The Board of Directors has selected KPMG LLP as the Company's auditors for 2000. Representatives from KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

PROPOSAL TO INCREASE THE NUMBER OF SHARES UNDER THE COMPANY'S RESTATED 1994 STOCK OPTION PLAN (PROPOSAL 2)

         The Board of Directors has unanimously adopted, subject to shareholder approval, an amendment to increase the number of shares authorized for issuance under the 1994 Stock Option Plan (the "1994 Plan"). As amended, the number of shares of Common Stock available for issuance under the 1994 Plan would be increased from 4,000,000 to 4,500,000 shares. As of February 29, 2000, approximately 590,000 shares remained available for issuance under the 1994 Plan. The Board believes that this number will be insufficient to achieve the purpose of the 1994 Plan over the term of the plan unless the additional shares are authorized. Therefore, the shareholders will be requested at the annual meeting to approve an amendment to the 1994 Plan which increases by 500,000 the number of shares that may be issued under the 1994 Plan. The text of the 1994 Plan, as proposed to be amended subject to shareholder approval, is attached as Exhibit A to this proxy statement. The following summary of the 1994 Plan does not purport to be a complete description of the 1994 Plan and is qualified by reference to Exhibit A.

DESCRIPTION OF THE 1994 PLAN PURPOSE

         The purpose of the 1994 Plan is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain the services of selected employees, officers, directors, agents, consultants, advisors and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company. The Company's policy is to grant stock options to all permanent, full-time employees to help ensure that the shareholders' long-term interests and goals are closely aligned with those of the individuals responsible for the Company's day-to-day operations and management. The Company's policy is to grant all employees stock options upon commencement of employment. The number of shares granted to new employees is based on the employee's level of responsibility and compensation.

         STOCK SUBJECT TO THE 1994 PLAN. The 1994 Plan provides for the grant of options to acquire up to a total of 4,500,000 shares of common stock to selected employees, officers, directors, agents, consultants, advisors and independent contractors of the Company, subject to certain restrictions, including an annual maximum grant limit of 500,000 shares per individual. As of February 25, 2000, the closing price per share of common stock on the Nasdaq National Market was $19.18.

         TERMS AND CONDITIONS OF STOCK OPTION GRANTS. The plan administrator of the 1994 Plan is currently the Compensation Committee of the Board of Directors. At the discretion of the plan administrator, options granted under the 1994 Plan may be either nonqualified stock options ("NSOs") or incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 1994 Plan, the plan administrator may grant ISOs to any officer or employee of the Company and may grant NSOs to any employee, officer, director, agent, consultant, advisor or independent contractor of the Company. The option grants vest and are exercisable at a rate of 25% per year over a four-year period from the grant date, unless otherwise determined by the plan administrator. All options are granted with an exercise price at least equal to 100% of the fair market value of the Common Stock on the grant date.

         ISOs granted to persons who own more than 10% of the total combined voting power of all classes of the Company's stock must have an option term that does not exceed five years, and the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

         The vested portion of options may be exercised at any time in whole or in part in accordance with their terms. The unvested portion terminates upon termination of an optionee's relationship with the Company for any reason. Unless otherwise provided by the plan administrator, and to the extent required by law for incentive stock options, the vested portion of options generally expires on the earliest of:

- ten years from the date of grant (five years for holders of over 10% of the Company's voting stock);

- one year after the optionee's death or total disability (as defined in the 1994 Plan);

-    notice to the optionee of termination for cause (as defined in the 1994
     Plan); and

-    three months after other terminations.

         The exercise price for options may be paid with cash, check and, if permitted by the plan administrator, by delivery of previously held shares, through a broker-assisted cashless exercise program or any other permitted form of payment.

         The optionee may not transfer the options except by will or by the applicable laws of descent and distribution. To the extent permitted by the Code, the plan administrator may permit an optionee to designate a beneficiary or transfer the option.

         CAPITAL ADJUSTMENTS. In the event of certain reorganizations, stock dividends, stock split-ups, consolidations or similar changes in the common stock, the number and price per share of shares covered by unexercised options will be proportionately adjusted.

         CORPORATE TRANSACTIONS. If certain corporate transactions occur, such as certain mergers, consolidations, reorganizations or liquidations of the Company, outstanding options will become fully vested and exercisable immediately prior to the transaction. Options not exercised prior to the corporate transaction will terminate, except that if the shareholders of the Company receive capital stock of another corporation in exchange for their shares of common stock, outstanding options will be assumed or an equivalent option substituted by the successor corporation. Options will be assumed by a successor corporation without any acceleration in vesting upon a re-incorporation of the Company, the creation of a holding company or a merger in which the shareholders of the Company immediately before the merger have the same proportionate ownership in the surviving company after the merger.

         FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes the material federal income tax consequences of participation in the 1994 Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular individual. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign consequences.

         There are no tax consequences to the Company or the optionee upon the grant of an NSO under the 1994 Plan. Upon exercise of an NSO, an optionee recognizes ordinary income equal to the difference between the exercise price for the shares and the fair market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction equal to the amount of income recognized by the optionee, provided that the deduction is not otherwise disallowed by the Code, including the limitation on deductibility of certain compensation payments in excess of $1 million under Section 162(m) of the Code.

         Upon grant or exercise of an ISO, an optionee does not recognize income, except that the excess of the fair market value of the shares at the time of exercise over the option price will be income for purposes of calculating the optionee's alternative minimum tax, if any. An option loses its status as an ISO and becomes an NSO if the optionee exercises the ISO (a) more than three months after the optionee terminates employment for reasons other than death or disability, or (b) more than one year after the optionee terminates employment because of disability. If an optionee does not make a "disqualifying disposition" (defined below) of an ISO, the gain, if any, upon a subsequent sale (i.e., the excess of the proceeds received over the option price) will be long-term capital gain.

         For shares acquired through exercise of an ISO, a "disqualifying disposition" is a transfer of the shares (a) within two years after the grant of the ISO, or (b) within one year after the transfer of the shares to the optionee pursuant to the ISO's exercise. If the optionee makes a disqualifying disposition, the optionee generally will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the option price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the option price will be ordinary income, and the balance, if any, will be long-term or short-term capital gain, depending on whether the shares were sold more than one year after the ISO was exercised. If, however, the optionee sells the shares to an unrelated party at a price that is below the fair market value of the shares at the time the ISO was exercised and the sale is a disqualifying disposition, the amount of ordinary income will be limited to the amount realized on the sale over the option price.

         The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed by the Code, including the limitation on deductibility of certain compensation payments in excess of $1 million.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE COMPANY'S RESTATED 1994
                               STOCK OPTION PLAN.


                            PROPOSALS OF SHAREHOLDERS

         Under the Company's Bylaws, shareholders seeking to propose business to be conducted at an annual meeting of shareholders must give written notice to the Company no later than the date that shareholder nominations for Directors must be received. The notice must contain certain information as to the proposal and the shareholder, including the shareholder's share ownership and any financial interest of the shareholder in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board of Directors. No shareholder proposals for the annual meeting had been received by the Company as of the date of this proxy statement.

         A shareholder who intends to present a proposal at our 2001 annual meeting must give notice of the proposal to the Company no later than December 14, 2000, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, NeoRx intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in NeoRx's proxy statement for our 2001 annual meeting, except in circumstances where (i) NeoRx receive notice of the proposed matter no later than February 26, 2001, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.



                                 OTHER BUSINESS

         The Company knows of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

         Upon written request from any person solicited herein addressed to the Company's Corporate Secretary at the Company's principal offices, the Company will provide, at no cost, a copy of the Company's Form 10-K annual report as filed with the SEC for the year ended December 31, 1999.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   RICHARD L. ANDERSON
                                   President and Chief Operating Officer,
                                   Secretary

April 12, 2000
Seattle, Washington

PROXY

NEORX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2000
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard L. Anderson as Proxy, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of NeoRx Corporation held of record by the undersigned on March 17, 2000, at the Annual Meeting of Shareholders to be held on May 25, 2000, or any adjournment or postponement thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE


1.   ELECTION OF DIRECTORS

Election of the following six nominees to serve as Directors for the ensuing year or until their successors are elected and qualified:

Nominees: Paul G. Abrams, Jack L. Bowman, Frederick B. Craves, E. Rolland Dickson, Carl S. Goldfischer and Alan A. Steigrod.

/ / FOR all nominees (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees listed below.


INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) below:

Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

2. TO APPROVE AN INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE COMPANY'S RESTATED 1994 STOCK OPTION PLAN FROM 4,000,000 TO 4,500,000 SHARES

     / / For the Proposal    / / Against the Proposal    / / Abstain

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted for the proposals. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature(s) _________________________________________ Dated: ___________, 2000

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

FOLD AND DETACH HERE